Exhibit 10.1

SOURCING AGREEMENT

THIS SOURCING AGREEMENT (this “Agreement”), dated effective as of May 1, 2010, is between TGB, LLC, a New Jersey limited liability company with its principal place of business at 1400 Broadway, Suite 1405, New York, New York 10018 (“TGB”), and Heeling Sports Limited, a Texas limited partnership, with its principal place of business at 3200 Belmeade, Suite 100, Carrollton, Texas 75006 (“Company”).  TGB and Company are collectively referred to herein as the “Parties” and individually, as a “Party.”

WHEREAS, Company has manufactured certain Products (as defined below); and

WHEREAS, except as otherwise provided in this Agreement, Company desires to appoint TGB, and TGB desires to act, as Company’s exclusive sourcing consultant for sourced Products.

IN CONSIDERATION of the mutual undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1                                          DEFINITIONS

1.1           “Company” shall mean Heeling Sports Limited, its parent and affiliated entities and their respective employees, officers, directors, shareholders, and authorized representatives.

1.2           “Confidential Information” means any designs, samples, prints, silhouettes, patterns, fabrications, labels, findings, markers, specification sheets, know-how, Subcontractors, Manufacturing Subcontractors, drawings, plans, cost or pricing information, financial information, buying habits, customer lists, merchandising or advertising strategies or plans, trade secrets, trade dress, concepts or ideas related to the business of a party and any information or know-how acquired from or through a party in connection with this Agreement or the production or delivery of the Products, including information related to products, processes or services, research, development, inventions, marketing, manufacture, purchasing, accounting, engineering, merchandising, selling, customer agreements, samples, prototypes and/or any part thereof.  Confidential Information shall not include any information which:

(i)            was publicly known and made generally available in the public domain    prior to the time of disclosure by the Disclosing Party;

(ii)           becomes publicly known and made generally available in the public domain after disclosure by the Disclosing Party to the Receiving Party through no action or inaction of the Receiving Party;

(iii)          was known to the Receiving Party prior to its disclosure by the Disclosing Party or is obtained by the Receiving Party from a third party without a breach of such third party’s obligations of confidentiality; or

(iii)          is required by law to be disclosed by the Receiving Party pursuant to court order or other legal process, provided that the Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to such disclosure and assistance, at the Disclosing Party’s expense,  in obtaining an order protecting the information from public disclosure.

1.3           “Disclosing Party” shall have the meaning set forth in Section 3.3.

1.4           “Existing Products” shall have the meaning set forth in Section 2.1.

1.5           “Inventions” shall mean discoveries, concepts, ideas, improvements, materials, substances and devices, whether patentable or not, relating to any past, present, or prospective activities of Company in the field of skates, wheels, footwear, apparel, grind shoes, sporting goods and toys, and including but not limited to structures, processes, methods, Products, formulae, techniques and improvements to the foregoing and know-how conceived or developed (whether or not reduced to practice) by TGB, its employees or its permitted Sub-contractors and Manufacturing Subcontractors.

1.6           “Manufacturing Subcontractors” shall mean those subcontractors selected by TGB and approved by Company for purposes of manufacturing Products or components of Products, in whole or in part.  Any additional Manufacturing Subcontractors proposed by TGB shall be approved by Customs-Trade Partnership Against Terrorism or an approved third party auditor such as Bureau Veritas or Intertek (unless waived by Company in writing) and subject to the approval of the Company, which shall not be unreasonably withheld, conditioned or delayed.

1.7           “Molds” shall mean all molds, dies, tools, plates, silk screens, stamps, embroidery tooling, machinery, other tooling and lasts used in the manufacture of Products or any Trim or component thereof, and which bear a Trademark.

1.8           “Products” mean the range of products that TGB is authorized to procure under this Agreement pursuant to one or more valid written purchase orders from Company for same.  Without prior written approval from the President of Company, Products shall include only Heelys-branded wheeled footwear.

1.9           “Receiving Party” shall have the meaning set forth in Section 3.3.

1.10         “Trademarks” shall mean and include those trademarks, copyrights, trade names, trade dress, symbols, logos, slogans, designs, design rights, style names and each component or components thereof, owned by Company and set forth on Exhibit 4 and any other intellectual property rights which are owned, developed on behalf of, developed in connection with performing work for Company, or controlled by Company or which Company has the right to use in connection with the manufacture, use and sale of the Products.

1.11         “Trim” shall mean Product component and accessory items that bear a full or partial Trademark or Product specific indicia, including but not limited to studs, heel inserts, thread, zippers, piping, closures, snaps, rivets, soles, midsoles, linings, laces, shoe boxes, packaging materials, tags and labels and other devices used in the manufacture or packaging of the Products.

2                                          AGREEMENT FOR SUPPLY

2.1           Subject to the terms of this Agreement, TGB, at Company’s written purchase order only, shall secure from Manufacturing Subcontractors approved by Company in writing, the manufacture of Products and have such Manufacturing Subcontractors deliver such Products to Company in strict accordance with the patterns, specifications, technical information, drawings, samples, timing and quality standards that have been approved in writing by Company and/or supplied to the TGB for such purpose.  TGB and Company acknowledge and agree that, notwithstanding anything else herein or in any subsequent purchase order to the contrary, (a) Company shall be responsible for ensuring that all Product specifications shall fully and completely comply with all laws and regulations of the United States of America, including, without limitation, regulations of the Consumer Product Safety Commission and laws of the United States, and that none of the materials or structures of the Products infringe the trademark, trade dress, patent or design rights of any third party and (b) TGB shall be responsible for ensuring that all manufacturing processes and operations comply with all laws and regulations of the United States of America and of any jurisdiction in which such manufacturing takes place.  Company shall indemnify and hold harmless TGB with respect to  any noncompliance of the Products’ specifications with all laws and regulations of the United States of America and any infringement by the Products of any trademark, trade dress, patent or design rights of any third party.  TGB and Company acknowledge and agree that during the term of this Agreement, with respect to Company’s currently existing product line of wheeled footwear (as depicted on Exhibit 1, the “Existing Products”) and all other Products, except for Products to be manufactured for any of Company’s licensees, TGB’s relationship with Company is exclusive and that Company shall not produce itself, purchase or contract for the purchase or manufacture of, Products from persons or entities other than TGB.  Subject to TGB’s compliance with the terms and provisions of this Agreement and the limitation in the preceding sentence with respect to Company licensees, TGB shall have the right to be the sole sourcer of Products for Company until the earlier of August 31, 2011 or termination in accordance with Section 15.2 or 15.3.  Subject to the terms and provisions of this Agreement, Company shall purchase a minimum of one million (1,000,000) pairs of Products from TGB during the Initial Term of this Agreement.

2.2           TGB shall have one or more Company-approved Manufacturing Subcontractors produce and ship the quantity of Products stipulated in the purchase order from Company or such other quantity as may be previously agreed in writing by Company and TGB.  Except as set forth in the preceding sentence, Manufacture of Products in excess of the amount ordered is expressly prohibited, and any such excess or overrun Products shall be deemed unauthorized and counterfeit regardless of the cause of the excess or overruns.  At Company’s option, Company may purchase overrun Products at an agreed upon price not to exceed 60% of the price for the Products set forth on the relevant purchase order, otherwise such products are to be delivered to Company and destroyed at TGB’s cost.

2.3           TGB shall not directly or indirectly manufacture or supply (or assist others in manufacturing or supplying) any products or goods whatsoever using any Confidential Information, patent rights of the Company, or bearing any of the Trademarks for or to any person or entity other than Company, or such other person or entity as Company may authorize in writing.  TGB also shall not directly or indirectly at any time manufacture or sell (or assist others in manufacturing or selling) any products or other goods that bear a trademark, design, logo, slogan, etc. that infringes or is confusingly or deceptively similar to any of the Trademarks, or is likely to be confused or regarded as confusingly similar to the Products.

2.4           TGB shall not, with the intent to derive benefit from the designs of Company, directly or indirectly:  (i) produce (or assist others in producing) other products which are similar to the Products in overall commercial impression without the express written approval of Company; (ii) “knock off” the Products or attempt to manufacture or sell (or assist others in manufacturing or selling) any products similar to the Products, including, without limitation, those that are covered by existing patent rights, involve Confidential Information, or are the subject of pending patent applications; nor (iii) take any action nor manufacture (or assist others in taking any action or manufacturing) any product, which shall undermine or interfere with the sale by Company of the Products.  In determining if a product is a “knock off”, a broader standard than copyright infringement standards shall be used.  Company acknowledges that TGB and its affiliates are involved in the manufacture and sale of footwear and related products for themselves and others will continue to engage in such business and that the foregoing provisions of this Section 2.4 are not intended to affect production by TGB of non-wheeled, non-rolling footwear products.

2.5           Except as set forth in Section 2.1 above, TGB understands and agrees that Company makes no guarantees or warranties concerning the amount or quantity of Products it intends at any time to order or contract for TGB to source and that TGB has not relied on any such guarantee or warranty in connection with its operations or expected overhead and that Company may terminate its relationship with TGB as set forth more fully in Sections 15 and 16 herein.

3                                          SAMPLES AND INSPECTION

3.1           Company shall have the right on reasonable notice during business hours to visit any places under the control of TGB (or any Manufacturing Subcontractor) in order to inspect and take a reasonable amount of samples of approved Products then in production (“Production Samples”).  Such Production Samples are to be made available to Company at the cost for such Production Samples.

3.2           Unless and until Company has given written approval for shipment of the Products following their final inspections, or in the event that Company has rejected such Products after such inspections, neither TGB nor any Manufacturing Subcontractor will directly or indirectly sell, ship or supply any of the rejected or unapproved Products to any person or entity at any time.  With regard to such rejected or unapproved Products, TGB agrees to follow, and to require any Manufacturing Subcontractor to follow, the protocol set forth Section 6.2 herein for disposal of such Products.

3.3           All Confidential Information delivered or provided by one party (the “Disclosing Party”) to the other party ( the “Receiving Party”) at any time is and shall remain at all times the sole property of the Disclosing Party and shall be used by the Receiving Party exclusively for the limited purposes set forth in this Agreement.  In no event shall either party disclose to any third party any Confidential Information of the other party or use Confidential Information of the other party for any purpose other than performance under this Agreement.  All copies of such Confidential Information, including notes and related information, shall be promptly, fully and completely returned to the Disclosing Party at the termination and/or expiration of this Agreement, or at any other time when requested by the Disclosing Party.  Neither party shall retain any copies or access to the Confidential Information, either in tangible, intangible form, including electronic, magnetic or optical copies of the same.  TGB shall require all Manufacturing Subcontractors and any other permitted Subcontractors to agree to the same restrictions in favor of Company.

4                                          PLACING AND FILLING ORDERS

4.1           Neither TGB nor any Manufacturing Subcontractor shall directly or indirectly manufacture, have manufactured, sell, ship or supply the Products to any person or entity other than Company, or its designee, as specifically directed by Company in writing.

4.2           Any and all orders for Products shall be made by a written purchase order from Company to TGB.  In the event of any conflict between the terms of any purchase order and this Agreement, the terms of this Agreement shall govern.

4.3           Immediately upon receipt of a purchase order or a proposed amendment thereto from Company, TGB shall acknowledge receipt thereof by telefax notice to Company.

4.4           TGB shall accept or reject each Company purchase order by telefax notice within fifteen (15) calendar days after its receipt of such order, and failure to acknowledge receipt shall be deemed acceptance.  Acceptance of any purchase order by TGB shall be strictly limited to the terms specified in this Agreement and the purchase order.  Any other terms contained in TGB’s order confirmation or any other document used by TGB to communicate its acceptance shall be void unless otherwise agreed to in writing by an officer of Company.

4.5           Orders may be amended by Company by telefax notice to TGB and Company may terminate any order in whole without any further obligation to TGB if notice is provided within ten (10) days after Company places such order.  Unless TGB rejects any proposed amendment by telefax notice to Company dispatched within seven (7) business days after receipt of the proposed amendment, such purchase order shall be deemed amended as provided in Company’s proposed amendment and TGB shall communicate the same to the Manufacturing Subcontractor.

4.6           TGB understands that Company has made or will make commitments to its customers for delivery of the completed lots or Products on the basis of completion by TGB or its permitted Subcontractor (including Manufacturing Subcontractors), as set forth in each accepted purchase order.

5                                          PRICE, PAYMENT AND INVOICES

5.1           The price for any Product to be sourced by TGB under this Agreement shall be agreed upon in writing by Company and TGB prior to the issuance of any applicable purchase orders.  After such agreement, the price for that particular style of such Product shall remain firm and unchanged, except as may otherwise be agreed between Company and TGB in writing.  The price with respect to any of the Existing Products shall be equal to or less than the current Free On Board (“FOB”) prices being paid by Company for such Existing Products (excluding all insurance, shipping cost and import duties on such Product).  TGB’s compensation for purposes of this Agreement shall be the difference between the FOB prices paid to TGB by the Company and the prices paid by TGB to its Manufacturing Subcontractors.

5.2           TGB will be price competitive and shall only engage in arms-length transactions with its Manufacturing Subcontractors and Subcontractors and hereby warrants that it is not related  (as defined under  the Customs laws of the United States, the pertinent portions of which are set forth in the following sentence) to any of the Manufacturing Subcontractors or Subcontractors  with  whom  it  may  place  orders for Products.   In the event that TGB is related to a Manufacturing Subcontractor or Subcontractor, TGB must disclose the nature of the relationship at the time it submits prices and samples to the Company. The following persons are considered related: members of the same family, including brothers and sisters, spouse, ancestors, and lineal descendants; any officer or director of an organization and such organization; an office or director of an organization and an officer or director of another organization, if each such individual is also an officer or director in the other organization; partners, employer and employee; any person directly or indirectly owning, controlling, or holding with power to vote, 5 percent ore more of the outstanding voting stock or shares of any organization and such organization; and, two or more persons directly or indirectly controlling, controlled by, or under common control with, any person.

5.3           Company shall pay TGB in US Dollars promptly (and in any event within three business days) after receipt of the Products in the country of manufacture by Company’s agent (FOB) by wire transfer from Company to TGB in accordance with wire transfer instructions to be provided by TGB to Company.  Company shall also pay TGB for all salesmen’s samples required by Company.  The Parties also agree to review payment terms  after six (6) months from commencement of this Agreement.

5.4           If any new Molds are required for the manufacture of Product, the cost of such Molds shall be amortized into the cost of the Product and TGB will maintain (or cause the applicable Manufacturing Subcontractor to maintain) an amortization schedule so that once the cost of the Molds is paid in full for a given model, the FOB price will be reduced to a cost free of such Molds.  Company may choose to pay off the balance of un-amortized Molds at any time and take possession of such Molds.  Costs of new Molds are not included in the covenant by TGB that FOB prices for Existing Products will be less than currently paid by Company.

6                                          SHIPMENT, DELIVERY AND TITLE

6.1           TGB shall inspect, or cause the applicable Manufacturing Subcontractor to inspect, all Products prior to shipment, in a manner reasonably acceptable to Company.  Unless otherwise specified in a particular purchase order, TGB shall sell the Products to Company on FOB terms, as such term is defined by the International Chamber of Commerce, Incoterms, 2000, at such location as is designated by TGB.  TGB shall provide, or require the applicable Manufacturing Subcontractor to provide, all customs and export documentation for shipping and customs clearance, in a manner reasonably acceptable to Company.  Unless otherwise agreed to in writing by the Parties, all risk and title to all Products made and purchased hereunder shall remain exclusively in TGB until delivery of same to the carrier designated by Company in the relevant purchase order, and upon such delivery, title shall then pass to and vest in Company.

6.2           TGB shall immediately notify Company of any event that might delay delivery of the Products ordered beyond the delivery or shipping date specified in the purchase order (Both parties acknowledge that standard shipping times are as follows: (a) for Products made on existing equipment and re-orders of Products, FOB within 90 days after confirmation sample has been approved by Company and Manufacturing Subcontractor has approved the proposed delivery date and (b) for any Products to be made on new equipment, 120 days after confirmation sample has been approved by Company and Manufacturing Subcontractor has approved the proposed delivery date), and shall use its best efforts to avoid or minimize any such delay.  TGB acknowledges that time is of the essence and that any delivery delay in excess of ten (10) calendar days shall constitute a material breach of this Agreement unless Company waives TGB’s default in writing.  Unless TGB’s default is so waived, Company shall have the right to notify TGB of its rejection of any delayed Products within ten (10) calendar days after being notified of such delay, and may in its sole discretion, choose one of the following methods of handling such delay:

(i)            cancel the purchase order for the delayed Products.  Immediately upon receipt of notice of cancellation, TGB at its own cost shall comply with any instructions of Company mandating destruction or disposition of any components, Trim, or Products bearing the Trademarks that were produced pursuant to the canceled purchase order and Company may, in its sole discretion, witness such destruction or require such proof of destruction as it deems necessary; or

(ii)           immediately on receipt of instructions from Company, TGB shall deliver the delayed Products by air, and shall bear the portion of the air freight in excess of the estimated normal ocean freight of such Products.  “Normal ocean freight” shall mean the rate per cubic meter charged on the most recent ocean shipment.

7                                          INSPECTIONS AND DEFECTIVE PRODUCTS

7.1           Upon reasonable notice, TGB shall provide Company with access to all parts of the factory, including access to all Molds, and any other facilities used by TGB or any Manufacturing Subcontractor for production of the Products, packaging, storage and delivery of Products to enable Company to inspect and monitor the manufacture of the Products, provided that any third party factory inspectors or auditors to be used by Company for any purpose under this Agreement shall be subject to prior approval by TGB, which approval will not be unreasonably withheld, conditioned or delayed.

7.2           Prior to any shipment of a particular purchase order, TGB shall deliver or cause to be delivered to Company an inspection certificate for each style of Product produced.  Delivery of the inspection certificate to the Company shall not constitute a waiver of any rights under this Agreement or provided by law, and shall not bind Company should it subsequently determine that the Products do not conform to the quality standards or other specifications of the Products provided to TGB.

7.3           Immediately upon discovery of any defects in the Products, TGB shall notify Company of such defects by facsimile and electronic mail.  The defective Products shall, at the option of Company, be:

(i)            Classified by Company as “cosmetically flawed” or “B-grade” (as such terms are generally known in the relevant industry) Products, and sold to Company for a price that shall not exceed 60% of the price for the Products specified in the relevant purchase order; or,

(ii)           Classified by Company as “functionally flawed” or “C-grade” (as such terms are generally known in the relevant industry) Products, and so notified to TGB.  Upon receipt of such notification from Company, TGB shall arrange for all such “C-grade” Products to be destroyed at its own cost in a manner approved in writing by Company and, if requested by Company, under the supervision of Company; or,

(iii)          To the extent rectification or correction is reasonably possible at a reasonable cost, rectified or corrected in accordance with the written instructions of Company to TGB.  Company shall have a right to re-inspect the Products after the alterations or rectifications have been completed by TGB, and to specify air shipment of the rectified Products at TGB’s cost if necessary to meet the original delivery or shipment date.

The provisions of this Section 7.3 shall not be affected by any prior inspection of the Products.  TGB acknowledges that any breach of this Section 7.3 shall constitute a material breach of this Agreement.

7.4           If rectification or correction is reasonably possible at a reasonable cost and Company exercises option (iii) set forth in Section 7.3 above, and TGB or Manufacturing Subcontractor is unwilling or unable for any reason to make the corrections suggested by Company within a reasonable time period stipulated by Company, Company reserves the right to make such corrections itself and to set off the cost thereof, including any air freight costs made necessary to meet the original delivery or shipping date, against any outstanding payments for the defective Products or against any existing or future orders for Products.

7.5           TGB shall provide to Company, on at least a monthly basis, a written report (in a form approved by Company) describing and quantifying the defective Products produced in each category thereof during that month.

7.6           If any controversy or dispute between the Parties or any third party arises concerning defective Products or other property of Company that is in the possession of TGB, such Products or other property shall, unless Company otherwise consents in writing, be stored by TGB (with the cost of such storage being shared equally by both parties) pending resolution of such controversy or until notification by Company.

7.7           TGB agrees that neither it nor any Manufacturing Subcontractor will directly or indirectly sell, distribute or dispose of any Products rejected by Company as defective or otherwise without the express prior written consent of Company.

7.8           TGB acknowledges that certain manufacturing defects cannot be detected until after the Products have been delivered to Company and resold to consumers as components of finished footwear.  Accordingly, the Parties agree that if manufacturing defects are 1% or less of a production run, Company will absorb the cost relating to such defects.  If the defects are more than 1% of a production run, TGB agrees to pay Company or its nominee an amount equal to the landed, FOB cost of all Products manufactured by TGB or a Manufacturing Subcontractor for Company that have been identified by Company or Company’s customers as defective and returned to Company in excess of 1% of such production run.  TGB shall have the right to inspect, within 30 days of receiving notice from Company of such defect, at the Company facility or as otherwise agreed by the Parties, any such returned Products to determine the nature of the defect.

8                                          MANUFACTURING AND INVENTORY DATA  TGB shall at all times during the term of this Agreement and for six years thereafter keep at its usual place of business, appropriate and accurate records of the manufacture and inventory of the Products, including all purchases by TGB of Products or any materials or components therefor and all labor supplied or contracted for in connection with the manufacture of the Products and to calculate the fees payable by Company to TGB hereunder.  Company shall have reasonable access to review, audit and make extracts from TGB’s books of account, manufacturing, inventory and purchases and other records and shall, at Company’s expense, be allowed to make copies from such records.  The cost of maintaining the records shall be borne by TGB, while the cost of any review or audit by Company will be the responsibility of Company; provided, however, that TGB shall reimburse Company for the reasonable costs of any such review or audit if the fees charged by TGB exceeded the amount that should have been charged under the terms of this Agreement.

9                                          WARRANTIES AND REMEDIES  TGB represents and warrants to Company that all Products shall conform in all material aspects with the specifications set forth in the applicable purchase order (provided that Company shall be solely responsible for ensuring that any and all such specifications comply with all requirements of United States laws and regulations), and that such Products shall be free from defects in materials and workmanship.  Company may, without prejudice to any other of its remedies set forth in this Agreement, return to TGB any Products produced by it that do not comply with any warranty herein.  In the event of such a return, Company shall be given full credit for the cost of the returned Products, plus any applicable shipping costs, and duties.

EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS WHETHER PRODUCED BY TGB, ANY MANUFACTURING SUBCONTRACTOR OR A THIRD PARTY.  THE REMEDIES SET FORTH IN SECTION 6 OF THIS AGREEMENT ARE THE EXCLUSIVE REMEDIES AVAILABLE TO COMPANY WITH RESPECT TO ANY DELIVERY DELAYS.  WITH RESPECT TO ANY CLAIMS BY COMPANY FOR DEFECTIVE PRODUCTS, THE LIABILITY OF TGB SHALL BE LIMITED TO THE LESSER OF THE AMOUNT OF THE ORDER IN QUESTION OR TWO HUNDRED THOUSAND DOLLARS ($200,000) IN THE AGGREGATE FOR ALL CLAIMS RELATING TO SUCH ORDER.

EXCEPT IN CONNECTION WITH ANY BREACH BY TGB OF SECTION 2.3, 2.4, 10.5, 11.1, 12.2 OR 13 OF THIS AGREEMENT, WHICH BREACH(S) FOR PURPOSES OF THIS PARAGRAPH WILL NOT BE DEEMED TO BE MADE BY ACTS, OUTSIDE OF TGB’S CONTROL, CONDUCTED BY ANY MANUFACTURING SUBCONTRACTOR OR THIRD PARTY, IN NO EVENT WILL TGB BE RESPONSIBLE OR LIABLE IN CONTRACT, TORT OR OTHERWISE FOR ANY LOST PROFITS OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES, WHICH COMPANY MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT OR THE PERFORMANCE OR NONPERFORMANCE OF TGB OR ANY MANUFACTURING SUBCONTRACTOR OR THIRD PARTY, EVEN IF SUCH DAMAGES ARE CAUSED BY TGB AND/OR TGB HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10                                    MANUFACTURING SUBCONTRACTING AND MOLDS

10.1         With respect to TGB’s manufacture or procurement of Product (including the manufacture or procurement from a Manufacturing Subcontractor), and in particular, any Product bearing the Trademarks, TGB shall comply with the following conditions unless otherwise agreed in writing by an officer of Company:

(i)            TGB shall only utilize Manufacturing Subcontractors and shall provide Company the names and addresses of each Manufacturing Subcontractor; and

(ii)           TGB shall be responsible for obtaining executed agreements from each Manufacturing Subcontractor in form acceptable to Company and in addition a Manufacturing Agreement in the form attached as Exhibit 2.

10.2         All Products bearing the Trademarks are and shall remain the exclusive property of Company.  TGB acknowledges that the loss of any Product bearing the Trademarks would cause irreparable harm to Company, the amount of which would be difficult and impractical to establish.  Therefore, in addition to any other remedy in law or equity or set forth in this Agreement, TGB agrees to pay Company, or cause the applicable Manufacturing Subcontractor to pay Company, an amount agreed upon (which the parties agree shall not be less than 60% of the price payable by Company) for each unaccounted for, lost or misplaced Product that is demonstrated to have been produced by TGB or a Manufacturing Subcontractor bearing the Trademarks or that is covered by one or more of the Company’s patents anywhere in the world.  The Parties agree that this sum is not a punitive amount and represents a fair and reasonable, negotiated amount to be paid to Company by TGB based upon damages to Company.  Nothing herein shall be construed as an implied license from Company to TGB in connection with any of Company’s intellectual property, including, for example, the Trademarks, Company patents, Inventions, or Confidential Information, or any intellectual property embodied in the Products, Molds or Trim.

10.3         At such time as Company in its discretion so requests, TGB and/or the Manufacturing Subcontractors, as directed by Company, shall immediately deliver to Company or its designee any samples, Molds, Trim or Products, or any component thereof, bearing the Trademarks.  Neither TGB nor any Manufacturing Subcontractor shall be entitled under any circumstances to retain any such items as a setoff against any monies due or to become due from Company or any other authorized purchaser of Products.  Company shall reimburse the relevant party for its reasonable costs incurred in the production of such items and their delivery to it.

10.4         Company may, under certain conditions and in its sole discretion, allow TGB or a Manufacturing Subcontractor to retain ownership and/or possession of certain Molds; provided, however that in such instances, TGB and such Manufacturing Subcontractor shall comply strictly with Company’s instructions regarding removal of the Trademarks from the Molds, and shall permit Company to supervise such removal.

10.5         TGB agrees (i) not to directly or indirectly (and shall cause each Manufacturing Subcontractor to agree not to directly or indirectly) sell, transfer possession or otherwise dispose of any Mold bearing a Trademark without the prior written consent of Company, (ii) to use (and shall cause each Manufacturing Subcontractor to agree to use) such Molds solely for the manufacture of the Products, and (iii) not to directly or indirectly (and shall cause each Manufacturing Subcontractor to agree not to directly or indirectly) reproduce such Molds, in each case unless so authorized in writing by Company.

10.6         TGB agrees that Company shall be entitled to enter upon any premises of TGB (and shall require any Manufacturing Subcontractor to allow Company to enter upon any of such Manufacturing Subcontractor’s premises) where any samples, Molds, Trim or Products bearing the Trademarks or other property of Company are known or reasonably thought to be located, and may peaceably recover possession of any such items located there, if, in Company’s reasonable opinion, TGB or such Manufacturing Subcontractor is in breach of any of the terms of this Section 10.

11                                    TRADEMARKS

11.1         TGB hereby acknowledges (i) the validity of the Trademarks, (ii) that Company has at all times had, and shall continue to have, the exclusive right, title and interest in and to the Trademarks, (iii) that neither this Agreement nor the performance of any services by TGB hereunder shall confer on TGB any right, title or interest in or to the Trademarks, and (iv) that, except as authorized herein, TGB does not have any permission to, and will not, adopt, use, register, or attempt to register as a trademark, trade name, business name or corporate name, Internet domain name, or part thereof, whether during the continuance of this Agreement or after its termination, any word, symbol, brand, logo, mark or other emblem or slogan identical or confusingly similar to any of the Trademarks or raise or to cause to be raised any questions concerning, or objections to the validity of, or the right to the use of, the Trademarks or the rights of Company thereto, on any grounds whatsoever.

11.2         TGB agrees that any use whatsoever of the Trademarks by TGB shall inure to the benefit of Company, and agrees to assist Company to maintain, perfect and enhance its title and interest in relation to its Trademarks.  TGB shall not do or cause to be done any act or thing contesting or in any way impairing or likely to impair any part of Company’s right, title and interest in and to the Trademarks, or detrimental to the reputation and goodwill of Company or the Products.

11.3         TGB acknowledges that the sale and/or distribution of the Products and/or use of any of the Trademarks except as herein agreed may result in immediate irremediable damage to Company, and TGB further acknowledges that Company may have no adequate remedy for such damage.  In the event of such failure, Company shall be entitled to equitable relief by way of temporary, preliminary and/or permanent injunction.

11.4         TGB agrees to use its best efforts to notify Company in the event that TGB has knowledge of any infringement of the Trademarks.  If any of the Trademarks is infringed, Company may take such action as Company may deem appropriate, and upon request, TGB shall, at Company’s expense, cooperate fully with it in any such action.  TGB further agrees to notify Company immediately of any instance in which any person other than Company requests TGB to manufacture Products using any of the Trademarks or any name, trademark, logo or design identical to or confusingly similar to those used by Company, and of any other facts or circumstances that suggests that any other person may be wrongfully using any such name, trademark, logo or design; provided, however, that TGB shall not take any action with respect to any such request or use unless requested to do so by Company in writing.

12                                    INVENTIONS

12.1         TGB shall inform Company promptly and fully of all Inventions made or developed by it in the course of or in connection with TGB’s or any of its permitted Subcontractors (including Manufacturing Subcontractors) performance of services under this Agreement and/or on Company’s behalf.  Upon request by Company, such information shall be in the form of a written report, setting forth in detail the structures, procedures, processes, compositions and methodology employed therein, as well as the results achieved thereby.

12.2         TGB hereby assigns to Company all of TGB’s rights in and to such Inventions, including all improvements, and in and to any applications for United States or foreign letters patent and copyrights and to any resulting letters patent and copyright registrations thereof.  TGB warrants to Company that it shall secure such agreements with its employees and/or permitted Sub-contractors (including Manufacturing Subcontractors) as are necessary to carry out the provisions of this Section.  TGB shall execute all documents, or cause such documents to be executed, when reasonably called upon by Company to do so in order to perfect Company’s title and interest to all Inventions.  TGB further agrees to execute any and all powers of attorney, applications, assignments, declarations, affidavits, and any other papers in connection therewith necessary to perfect such right, title and interest in Inventions, including related patent applications and patents, in Company.  Notwithstanding the preceding provisions of this Section 12.2, to the extent an Invention (i) relates solely to footwear, (ii) does not have any application to skates, wheels or footwear for rolling or grinding, and (iii) is invented solely by TGB without material input from Company and is not based upon or related to the Company’s Confidential Information, then Company is hereby granted a non-exclusive, royalty free license to fully use and disclose any such Inventions (hereinafter “TGB Footwear Only Inventions”) during the term of this Agreement and extending for one year after the termination or expiration of this Agreement.  TGB shall own the TGB Footwear Only Inventions.  Upon termination or expiration of this Agreement, TGB and Company agree to enter good faith negotiations for TGB to grant Company a non-exclusive license to continue to use the TGB Footwear Only Inventions, subject to reasonable royalties and commercially reasonable terms and conditions acceptable to both parties, and at terms at least as favorable to any other licensee of the TGB Footwear Only Inventions.  Notwithstanding the forgoing, this provision shall not preclude, limit or prevent the use by TGB and its affiliates of the TGB Footwear Only Inventions.

13                                    CONFIDENTIAL INFORMATION, NON-CIRCUMVENTION AND NON-DISCLOSURE

13.1         Each party acknowledges that it will receive Confidential Information from the other party in connection with the sourcing and manufacture of the Products.  Each Receiving Party agrees that it shall use such Confidential Information solely for the purpose of the sourcing and manufacture of Products in accordance with this Agreement. Each Receiving Party shall not at any time disclose, appropriate or use, and shall at all times prevent its directors, officers, employees, agents, independent contractors and Subcontractors (including Manufacturing Subcontractors) from disclosing, appropriating or using Confidential Information of the Disclosing Party on their own behalf or on behalf of others.  In addition, Company (on behalf of itself and its affiliates), agrees that it will not enter into or seek to enter into any agreement, understanding, arrangement or transaction of any kind with any of TGB’s Manufacturing Subcontractors or Subcontractors (or any affiliates or subsidiaries of such Manufacturing Subcontractors or Subcontractors) during the term of this Agreement and, except for any Manufacturing Subcontractors or Subcontractors previously used by Company and designated in writing and delivered to TGB as soon as practicable upon the execution hereof, for a period of three (3) years thereafter, unless Company obtains TGB’s prior written consent.  Notwithstanding the foregoing, if Company terminates this Agreement pursuant to 15.3(ii) because TGB has failed to comply with any applicable laws or TGB engaged in any unethical practices (e.g., any violation by TGB of Sections 2.3 or 2.4 or TGB directly or indirectly diverts and/or sells Products to third parties without the prior written approval of Company) or Company terminates this Agreement pursuant to Section 15.3(iii), Company may continue to use TGB Manufacturing Subcontractors.  Each party hereby consents to injunctive relief in the case of any violation of this Section 13.1.

13.2         Each Receiving Party acknowledges that the Disclosing Party has at all times had, and shall continue to have title to all of such Disclosing Party’s Confidential Information.  Each Receiving Party shall restrict the circulation of the Disclosing Party’s Confidential Information to such persons who must have access to such Confidential Information in order for the Receiving Party or its permitted Subcontractors (including Manufacturing Subcontractors) to perform its obligations under this Agreement.  Except as necessary to perform its obligations under this Agreement, no Receiving Party shall make or permit to be made by its directors, officers, employees, agents, independent contractors or Subcontractors (including Manufacturing Subcontractors) any copies, abstracts, or summaries of any Confidential Information.  Each Receiving Party shall immediately, upon a Disclosing Party’s request, or upon termination of this Agreement for any reason whatsoever, promptly return all Confidential Information, including all copies, abstracts, or summaries made, whether or not authorized, to  the Disclosing Party or, at the Disclosing Party’s election, destroy the same in the presence of the Disclosing Party’s authorized representative.  Each Receiving Party shall obtain from its personnel and Subcontractors (including Manufacturing Subcontractors) separate undertakings with respect to the restriction of circulation, the making of any copies, abstracts or summaries, and the return, as aforesaid, of any Confidential Information.  Neither Receiving Party nor its permitted Subcontractors (including Manufacturing Subcontractors) shall retain any copies or access to the Disclosing Party’s Confidential Information, either in tangible, intangible form, including electronic, magnetic or optical copies of the same.

14                                    FORCE MAJEURE.  If TGB is materially inhibited from performing any of its obligations under this Agreement by an act of God or governmental action, TGB shall immediately notify Company thereof, giving full particulars of the circumstances in question.  TGB shall then be relieved of liability to Company for failure to perform such obligations, but shall nevertheless use its best efforts to resume full performance and if any such circumstances caused by act of God or governmental action exceed 30 days, Company may cancel any pending purchase order and source the Product the subject of such purchase order from any person or entity without any liability or otherwise being in breach of this Agreement.

15                                    TERM AND TERMINATION

15.1         This Agreement and each term thereof shall govern, apply to and be binding upon TGB and Company as material terms and express conditions of any commercial or contractual relationship between the Parties as of or after the effective date hereof and this Agreement and each term hereof is hereby integrated, included and made a material part of any purchase order or contract for the purchase or manufacture of Products by Company made hereafter.

15.2         This Agreement shall commence on the Effective Date and shall continue through and until August 31, 2011 (the “Initial Term”), and shall automatically and repeatedly renew for additional periods of one year each (each, an “Extended Term”) until a Party provides written notice of termination to the other Party at least 90 days’ prior to the end of the then applicable term.   Upon termination, each term, condition, and provision of this Agreement shall survive with regard to any Products ordered, manufactured or shipped as of the date of termination or any proprietary material or Confidential Information of Company.

15.3         In addition, this Agreement may be terminated prior to the expiration of the Initial Term or any Extended Term as follows:

(i)            If TGB cannot provide Existing Product to Company at a price equal to or less than the current FOB price of such Existing Product (excluding all insurance, shipping cost and import duties on such Product), Company may terminate this Agreement solely to such Existing Product, by giving written notice of such termination to TGB and the effective date of such termination shall be the date specified in such notice, or if no such date is specified in such notice, the date of such notice;

(ii)           If either Party defaults in the performance of any of its obligations under this Agreement and, if such default can reasonably be cured, does not cure such default within thirty (30) days in the case of non-monetary defaults and five (5) days in the event of monetary defaults, in each case after receiving written notice of such default from the non-defaulting Party, then the non-defaulting Party may immediately terminate this Agreement by providing written notice of termination to the defaulting Party; or

(iii)          Either Party may immediately terminate this Agreement by written notice to the other Party, if the other Party (A) applies for or consents to the appointment of a receiver, trustee or liquidator for all or a substantial part of its assets; (B) admits in writing its inability to pay its debts as they come due; (C) makes a general assignment for the benefit of creditors; (D) files a petition or an answer seeking reorganization or an arrangement with creditors under, or otherwise takes advantage of, any bankruptcy or insolvency law; (E) files an answer admitting the general material allegations, or consents to, or is in default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; (F) has an order, judgment or decree entered by any court of competent jurisdiction approving a petition seeking its reorganization or an arrangement with its creditors (or any class of creditors) or appointing a receiver, trustee or liquidator of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for a period of 60 consecutive days; or (G) is dissolved or liquidated.

(iv)          Either Party may terminate this Agreement for any reason without cause by giving the other Party one hundred eighty (180) days prior written notice of the effective date of termination, provided that during the Initial Term Company shall not have the right to terminate this Agreement Term pursuant to this Section 15.3(iv) until it has met the one million (1,000,000) pair of Products minimum purchase requirement set forth in Section 2.1 above.

16            ADDITIONAL COVENANTS UPON TERMINATION

16.1         Upon the termination of this Agreement pursuant to any term herein, each party shall:

(i)            Immediately cease (and cause any permitted Subcontractors, including Manufacturing Subcontractors, to cease) using all Confidential Information and Inventions of the other party, and TGB shall cease all manufacturing, distributing, selling, or in any way dealing with, any Products or Trim bearing the Trademarks, or any carton, container, box, packing or wrapping material, or advertising, promotional, or display material pertaining thereto, except as consented to by Company in writing; and

(ii)           Upon receipt of a written request from Company thereof,  promptly: (a) sell to Company, at TGB’s direct cost (and cause any Manufacturing Subcontractor to sell, at such subcontractor’s cost), all raw materials, packaging materials or components, work in process and semi-finished Products (collectively the “Company Materials”) held by or on behalf of TGB or under the control of TGB or its permitted Subcontractors as of the date of termination or (b) destroy, at its own expense, the Company Materials, in such manner as requested by Company, with proof of such destruction furnished to Company in such form as is requested by Company.

16.2         No later than 15 days following receipt of notice of termination, TGB shall furnish Company with a statement showing the number and description of the Products, Trim and work in process that is/are in its possession, under its control or at the facilities of permitted Subcontractors.  Company reserves the right to take a physical inventory during regular business hours of the Products, Trim and work in process to verify such figures, and TGB agrees to allow Company’s authorized representatives into its premises or that of its permitted Subcontractors to carry out the physical inventory.

17            COMPLIANCE WITH LAWS AND ADDITIONAL COVENANTS

17.1         Company warrants that all Products specifications shall be in full compliance with all applicable laws and regulations then in force, provided that TGB warrants compliance with all labor and other laws governing workers’ rights and workplace safety in the country or territory in which the Products are manufactured by TGB or its Manufacturing Subcontractors or other Subcontractors.

17.2         Whenever registration of this Agreement with relevant governmental authorities is necessary to preserve Company’s rights under this Agreement and TGB has knowledge of such registration requirement, TGB shall give prompt written notice to Company thereof so that Company may preserve its rights herein.

17.3         TGB shall at all times comply with, and shall cause all permitted Subcontractors (including Manufacturing Subcontractors) to comply with, all applicable laws applicable to their respective actions.  TGB further agrees to comply and to require all Subcontractors (including Manufacturing Subcontractors) to company with the United States Foreign Corrupt Practices Act, generally codified in 15 U.S.C. 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes, and all other applicable laws.  Each party represents and warrants that neither it nor any persons working on its behalf have or will directly or indirectly pay money or give, offer or promise to give anything of value directly or indirectly to any representative or employee of any government (or subdivision thereof), to any political party or candidate for political office, or to any customer or supplier of Company or potential customer or supplier if such payment was or would be contrary to any law or regulation applicable to this Agreement, Company or TGB.  Each party further represents and warrants that neither this Agreement nor such party’s actions (or actions of those working on its behalf) with respect to this Agreement are or will be in contravention of any law or regulation of the jurisdiction in which such party acts.  Each party (“Indemnifying Party”) agrees to protect, defend and hold the other party harmless from any claim, expenses, costs, losses, damages, liability or the like stemming from Indemnifying Party’s (and those of persons working on its behalf, including Subcontractors and Manufacturing Subcontractors) acts or omissions in contravention of any law or regulation.

17.4         TGB will inspect raw materials and components to assure specified and quality-tested raw materials and components are being utilized in production and TGB will be responsible for all testing of raw materials and components required to ensure that the finished Product complies with applicable lead-content requirements of the Consumer Product Safety Improvement Act (the “CPSIA”; and Company is responsible for testing of the final finished Product for lead content and other required testing under the CPSIA); provided that Company will be responsible for choosing the Manufacturing Subcontractor for wheels and wheel housings (TGB will only be responsible for ensuring that the manufactured wheels and wheel housings meet Company-provided specifications).  TGB will inspect and assure that finished Product is shipped to the specifications and quality standards established by Company.  TGB will provide Company with written test results of all quality tests conducted on raw materials, components and finished goods on a regular basis.  TGB will coordinate additional testing required by Company, at Company’s expense.  TGB will, at its sole expense, provide technical support in developing new product and “commercializing” (developing lateral sizes assuring consistent fit and quality throughout size range) approved Product and will secure and provide to Company reasonable quantities of development samples free of charge under this Agreement, as well as assign all related intellectual property rights to Company.  TGB will provide logistical expertise in moving goods from factory to port of embarkation.  TGB will provide necessary US Customs and exporting country documentation for shipping and Customs clearance.

17.5         Each party will not, and will not permit any of its affiliates, during the term of this Agreement and for a period of one year thereafter, solicit or engage for employment or consulting activities any person or entity that has acted as an employee or consultant of the other party at any time during the term of this Agreement or during such one year period thereafter.

17.6         TGB will not alter any Company product or any part or component contained therein without the prior written consent of Company.  TGB acknowledges that Company, in its sole discretion, may alter Company products or any part or component contained therein.

17.7         During the term of this Agreement and for a period of 10 years after the expiration or termination of this Agreement, neither TGB nor any of its affiliates shall, directly or indirectly, commence, render advice in connection with or otherwise encourage any action, suit or proceeding (whether in court or before any other person having or asserting jurisdiction with respect thereto), which challenges, or subjects to question or doubt, the validity, scope or effectiveness of any of Company’s intellectual property rights, including, for example, patent and trademark rights, relating to any Product anywhere in the world.

17.8         TGB will provide Company with new materials, new manufacturing processes and new components on a regular basis for Company’s new product development consideration and will work with factories and samples rooms to provide new prototype samples, based on Company’s requested design, for Company’s consideration, use and ownership.

18            NOTICES  All notices to be sent to any Party shall either be (i) dispatched by telefax with confirmed answer received by the sending Party by return telefax, or (ii) mailed by first class prepaid air mail, return receipt requested, to the parties at the following addresses:

If to TGB:	1400 Broadway, Suite 1405
New York, New York 10018
Telefax: (212) 386-7662

With a copy to:	William H. Cox, Esq.
Gordon, Herlands, Randolph & Cox LLP
355 Lexington Avenue
New York, NY 10017
Telefax: 212-983-0772

With a copy to:	Anthony Siniscalchi, CPA
A. Uzzo & Company, C.P.A.’s, P.C.
287 Bowman Avenue
Purchase, NY 10577
Telefax: (914) 694-9017

If to Company:	3200 Belmeade, Suite 100
Carrollton, TX 75006
Telefax: 214-390-1661
Attn: President and Chief Executive Officer

With a copy to:	Robert Ward / Robert Sarfatis
Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201-4761
Telefax: 214.999.4667

or to such other address as may have been notified in writing by one Party to the other in accordance with this paragraph.  Any notice sent by telefax shall be deemed received on the following business day in the location of the recipient.  Any notice sent by air mail shall be deemed to have been received five days after mailing.

19            ASSIGNMENT  Company may assign in whole or in part its rights and obligations hereunder at any time.  This Agreement is personal to TGB.  Without the prior written consent of Company, TGB shall not transfer or assign this Agreement or any rights or obligations hereunder, except that TGB may assign its rights or obligations to any affiliate or subsidiary of TGB, provided, however that TGB shall remain jointly and severally liable for all obligations under this Agreement.  Any assignment or purported assignment in violation of this Agreement shall be void ab initio.

20            NO PARTNERSHIP OR AGENCY  Nothing in this Agreement shall be deemed to constitute a partnership, joint venture, license or franchising relationship between the parties or to make either party an agent of the other party for any purpose.  Neither party shall have any authority to bind the other party or to contract in the name of or create any liability for or on behalf of the other party and each party shall indemnify and hold harmless the other party for any breach thereof.

21            NO ASSIGNMENT OR SUBCONTRACTORS  TGB shall not, without the prior written consent of Company, authorize or permit any portion of any of the Products bearing the Trademarks to be produced or manufactured by any person or entity other than TGB or Manufacturing Subcontractors.  TGB agrees that it shall be responsible for the actions or omissions to act of any subcontractor used by it in connection with any of the Products or with satisfying any of TGB’s responsibilities under this Agreement.

22            WAIVER  The failure of any Party to enforce any term or provision hereof shall not be construed as a waiver of such term or provision and shall in no way affect the right of such Party thereafter to enforce such term or provision or any other term or provision hereof.

23            GOVERNING LAW  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America (regardless of any jurisdiction’s choice of law principles, laws or regulations that would result in the application of another jurisdiction’s laws).  However, if any law in the Territory requires terms other than or in addition to those contained herein, then this Agreement shall be deemed modified so as to comply with such laws, but only to the extent necessary to prevent the invalidity of this Agreement or any material provision hereof, the imposition of fines or penalties, or the creation of civil or criminal liability as a result thereof.  The exclusive venue and forum for the resolution of any dispute related to this Agreement, or between the parties to this Agreement, whether sounding in tort, contract or equity, or based upon federal or state statute or regulation, shall be the State of Delaware.  Both parties waive any objection to (1) jurisdiction; (2) venue, including but not limited to the doctrine of forum non conveniens; and (3) service of process of any federal or state court in the State of Delaware.  Company and TGB each agrees that service of process upon it if given in every respect effective service of process shall be deemed in every respect effective service of process upon it if given in every respect effective service of process upon it if given in the manner set forth in Section 18.

24            REPRESENTATION AND WARRANTIES  Each Party represents and warrants to the others that: (a) it has full power and authority to enter into and to discharge its responsibilities under this Agreement, and (b) the making and performance of this Agreement does not violate any applicable provision of law or violate any other agreement to which it is a party.

25            ENTIRE AGREEMENT  This Agreement and the Exhibits attached hereto contain the entire understanding of the parties and supersede all prior written and oral agreements, understandings or commitments made by the parties with respect to the subject matter hereof.  If any provision of this Agreement shall be found void or unenforceable under the laws of any jurisdiction, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement or the interpretation of this Agreement under the laws of any other jurisdiction.

26            AMENDMENT  This Agreement may be amended only in a writing signed by all parties.

27            EFFECTIVENESS  The submission of this Agreement does not constitute an offer.  This Agreement shall become effective only upon execution thereof by each Party.

28            AUTHORITY  Each signatory hereto personally represents and warrants that he or she has the legal authority, right and power to execute this Agreement on behalf of the Party on whose behalf he or she is signing, and personally represents and warrants that such Party has the legal authority, right and power to grant the rights and undertake the duties provided for in this Agreement.

29            MANUFACTURING ENVIRONMENT  TGB shall provide, and shall cause all permitted Subcontractors (including Manufacturing Subcontractors) to provide, a safe working environment for all of its employees and any other persons performing services.  TGB and its permitted Subcontractors (including Manufacturing Subcontractors), shall comply with all applicable laws and regulations.  TGB and its permitted Subcontractors (including Manufacturing Subcontractors) shall meet or exceed the labor standards as established by the United Nations and the jurisdiction in which it performs its obligations under this Agreement and shall operate and maintain the manufacturing facilities in compliance with the standards, rules, and regulations established by the Fair Labor Association, including, without limitation, the Workplace Code of Conduct set forth on Exhibit 3 attached hereto and incorporated herein by this reference.  In connection with the foregoing, in the event that the standards, rules and regulations established by the Fair Labor Association with respect to the Footwear and Textile Industries are subsequently changed substantially from such current standards, rules and regulations, the Parties agree to review such changes and negotiate in good faith which changes shall be deemed applicable to this Agreement.  TGB shall make its manufacturing facilities, and the facilities of any Subcontractors (including Manufacturing Subcontractors) performing services hereunder or in connection herewith, available to Company and Company’s authorized representatives for inspection, during normal business hours and upon 24 hours prior written notice (or less in the event that Company has a good faith belief, e.g., based on news reports or press inquiries, that any such facilities are operating in violation of the terms and conditions of this Section 29), and shall allow Company and Company’s authorized representatives that opportunity to meet with and interview employees and any other persons performing services for the purpose of determining the quality of working conditions and compliance with the terms of this Agreement.  TGB shall post, and shall cause its Subcontractors (including Manufacturing Subcontractors) to post, in a clearly visible, legible and readily understandable manner, a list of worker’s rights, which rights will be clearly explained to all employees and any other persons providing services in their own respective languages.

30            BINDING EFFECT  This Agreement and the terms and conditions set forth herein shall bind and inure to the benefit of each Party and such Party’s successors and permitted assigns.

31            HEADINGS  Paragraph or section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement.  Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such paragraph and section headings had been omitted.

32            LIMITATION ON DAMAGES  Except in connection with any breach by Company of Section 13, Company shall not be liable to TGB in contract, tort or otherwise for any lost profits or any indirect, consequential, special, exemplary or incidental damages, whether in contract, tort or otherwise, arising from or relating to this Agreement or any breach thereof.  If, for any reason other than as set forth in Section 15.3(ii) or (iii) of this Agreement, Company terminates this Agreement and has not purchased at least one million (1,000,000) pairs of Products from TGB prior to the date of such termination, Company shall pay TGB an amount equal the product obtained by multiplying (a) the amount determined by subtracting the average FOB price charged to TGB by its Manufacturing Subcontractors on orders placed by Company with TGB from the average FOB price charged by TGB to Company on orders placed by Company with TGB by (b) the amount determined by subtracting from one million (1,000,000), the number of pairs of Products purchased by Company from TGB and the number of pairs of Products on order and to be purchased by Company from TGB under this Agreement as of the date Company terminates this Agreement for any reason other than as set forth in Section 15.3(ii) or (iii).  Notwithstanding the foregoing, the parties agree that if Company breaches this Agreement by not paying to TGB the full amount of the purchase order relating to Products tendered to Company’s agent in accordance with Section 5.3 above, the amount determined by subtracting the FOB price charged to TGB by its Manufacturing Subcontractors on such order from the FOB price charged by TGB to Company on such order are not consequential damages or lost profits for any purpose, including, but not limited to, the exclusions or limitations set forth in this Section 32.

33            INJUNCTIVE RELIEF  Each party acknowledges that its breach of any of the provisions contained in Sections/Paragraphs 2, 3, 4, 5, 6, 7, 8, 10, 11, 12, 13, 16, 19, 21, and 29 of this Agreement, and/or each subsection thereof, would cause irreparable injury to the other party, that damages as a matter of law would be inadequate to remedy such injury, and that the other party, in addition to any other remedies available, shall be entitled to seek and obtain injunctive relief.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective, duly authorized representatives effective as of the date first written above.

TGB:	COMPANY:

TGB, LLC	HEELING SPORTS LIMITED

By: Heeling Management Corp.
Its sole general partner

By:	/s/ Anthony Loconte	By:	/s/ Thomas C. Hansen

Name:	Anthony Loconte	Name:	Thomas C. Hansen

Title:	Chief Executive Officer	Title:	President & Chief Executive Officer

Date:	April 21, 2010	Date:	April, 21, 2010

EXHIBIT 1

EXISTING PRODUCTS

Heelys Spring/Summer 2010 SMU’s

Project Numbers

RW-001

TX2159G3

TX2159E2

TX2215D3

Heelys Spring/Summer 2010

Project Numbers

TX2205A3	TX2209F2	TX2197B2
TX2205B	TX2169E2	TX2197C2
TX2205C2	TX2169F2	TX2210C1
TX2205A3	TX2209A2	TX2210C2
TX2205B	TX2209B	TX2197B2
TX2205C2	TX2209D2	TX2197C2
TX2205A3	TX2209E2	TX2210C1
TX2205B	TX2209F2	TX2210C2
TX2205C2	TX2169E2	TX2197B2
TX2205A3	TX2169F2	TX2197C2
TX2205B	TX2209A2	TX2210C1
TX2205C2	TX2209B	TX2210C2
TX2205A3	TX2209D2	TX2197B2
TX2205B	TX2209E2	TX2197C2
TX2205C2	TX2209F2	TX2207A2
TX2169E2	TX2169E2	TX2207B2
TX2169F2	TX2169F2	TX2207C4
TX2169E3	TX2209A2	TX2207A2
TX2209A2	TX2209B	TX2207B2
TX2209B	TX2209D2	TX2207C4
TX2209D2	TX2209E2	TX2207A2
TX2209E2	TX2209F2	TX2207B2
TX2209F2	TX2210C1	TX2207C4
TX2169E2	TX2210C2	TX2207A2
TX2169F2	TX2197B2	TX2207B2
TX2209A2	TX2197C4	TX2207C4
TX2209B	TX2197C2	TX2207A2
TX2209D2	TX2210C1	TX2207B2
TX2209E2	TX2210C2	TX2207C4

1

TX2212A2	TX2215A2	TX2206C2
TX2212C2	TX2215B2	TX2206D2
TX2212A2	TX2215C2	TX2190 B
TX2212C2	TX2215D2	TX2190C
TX2212A2	TX2213B	TX2190D
TX2212C2	TX2213C	TX2190WHT
TX2212A2	TX2213D	TX2190 B
TX2212C2	TX2213E2	TX2190C
TX2212A2	TX2213H	TX2190D
TX2212C2	TX2213F2	TX2190WHT
TX2170C	TX2213A2	TX2190 B
TX2191F	TX2213B	TX2190C
TX2170C	TX2213C	TX2190D
TX2191F	TX2213D	TX2190WHT
TX2170C	TX2213E2	TX2190 B
TX2191F	TX2213F2	TX2190C
TX2170C	TX2213A2	TX2190D
TX2191F	TX2213B	TX2190WHT
TX2170C	TX2213C	TX2190 B
TX2191F	TX2213D	TX2190C
TX2214A2	TX2213E2	TX2190D
TX2214B	TX2213F2	TX2190WHT
TX2214A2	TX2213A2	TX2221A
TX2214B	TX2213B	TX2221B
TX2214A2	TX2213C	TX2221C
TX2214B	TX2213D	TX2186A2
TX2214A2	TX2213E2	TX2186B
TX2214B	TX2213F2	TX2187B2
TX2214A2	TX2213A2	TX2187C2
TX2214B	TX2213B	TX2186A2
TX2215A2	TX2213C	TX2186B
TX2215B2	TX2213D	TX2187A
TX2215C2	TX2213E2	TX2187B2
TX2215E	TX2213F2	TX2187C2
TX2215D2	TX2206A2	TX2186A2
TX2215A2	TX2206C2	TX2186B
TX2215B2	TX2206D2	TX2187B2
TX2215C2	TX2206A2	TX2187C2
TX2215D2	TX2206C2	TX2186A2
TX2215A2	TX2206D2	TX2186B
TX2215B2	TX2206A2	TX2187B2
TX2215C2	TX2206C2	TX2187C2
TX2215D2	TX2206D2	TX2186A2
TX2215A2	TX2206A2	TX2186B
TX2215B2	TX2206C2	TX2187A
TX2215C2	TX2206D2	TX2187B2
TX2215D2	TX2206A2	TX2187C2

2

Heelys Fall/Winter 2010

Project #

TX2222B	TX2226C2	TX2220A
TX2222C2	TX2180A1	TX2220B
TX2222D	TX2227A	TX2220A
TX2222B	TX2227C	TX2220B
TX2222C2	TX2226A2	TX2220A
TX2222D	TX2226C2	TX2220B
TX2222B	TX2227A	TX2220A
TX2222C2	TX2227C	TX2220B
TX2222D	TX2226A2	TX2215D2
TX2222B	TX2226C2	TX2215F
TX2222C2	TX2227A	TX2213G
TX2222D	TX2227B	TX2215D2
TX2222A2	TX2227C	TX2215F
TX2222B	TX2226A2	TX2213G
TX2222C2	TX2226C2	TX2215D2
TX2222D	TX2227A	TX2215F
TX2224A3	TX2227C	TX2213G
TX2224C3	TX2226A2	TX2215D2
TX2218E2	TX2226C2	TX2215F
TX2218A2	TX2229B	TX2213G
TX2218B	TX2229B	TX2215D2
TX2224A3	TX2229B	TX2215F
TX2224C3	TX2229B	TX2213G
TX2218E2	TX2229B	TX2208B2
TX2218A2	TX2228A	TX2208C
TX2218B	TX2228C	TX2208F
TX2224A3	TX2228A	TX2208B2
TX2224C3	TX2228C	TX2208C
TX2218E2	TX2228A	TX2208F
TX2218A2	TX2228C	TX2208B2
TX2218B	TX2228A	TX2208C
TX2224A3	TX2228C	TX2208F
TX2224C3	TX2228A	TX2208B2
TX2223A2	TX2228B	TX2208C
TX2223C2	TX2219A	TX2208F
TX2218E2	TX2219B	TX2221D
TX2218A2	TX2219A	TX2221E
TX2218B	TX2219B	TX2221F
TX2218D	TX2219A	TX2221D
TX2224A3	TX2219B	TX2221E
TX2224C3	TX2219A	TX2221F
TX2218E2	TX2219B	TX2221D
TX2218A2	TX2219C	TX2221E
TX2218B	TX2219A	TX2221F
TX2227A	TX2219B	TX2221D
TX2227C	TX2220A	TX2221E
TX2226A2	TX2220B	TX2221F

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TX2221D
TX2221E
TX2221F
TX2221A
TX2221B
TX2221C
TX2186A2
TX2186B
TX2187B2
TX2187C2
TX2186A2
TX2186B
TX2187A
TX2187B2
TX2187C2
TX2186A2
TX2186B
TX2187B2
TX2187C2
TX2186A2
TX2186B
TX2187B2
TX2187C2
TX2186A2
TX2186B
TX2187A
TX2187B2
TX2187C2
TX2159F
TX2159G3
TX2159A3

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EXHIBIT 2

MANUFACTURING AGREEMENT

WHEREAS, Heelys, Inc., including its affiliate Heeling Sports Limited, is the owner of the certain trademarks, including the brand HEELYS, the brand SOAP and related logos and other valuable trademarks (collectively the “Trademarks”);

WHEREAS, TGB, LLC (“TGB”), has entered into a Sourcing Agreement (the “Sourcing Agreement”) with Heeling Sports Limited (“Company”) wherein TGB is authorized to procure certain products (“Products”) for Company according to its order and the Sourcing Agreement; and

WHEREAS, TGB now desires to contract with                                                                                            (“Subcontractor”), to make or otherwise supply TGB with Products bearing the Trademarks to be used in the production of the Products;

WHEREAS, as a material condition precedent to TGB’s contracting with Subcontractor to make or otherwise supply TGB with accessory items bearing the Trademarks and/or patents of the Company to be used in the production of the Products, TGB and Company jointly require Subcontractor to execute this agreement (the “Agreement”);

NOW THEREFORE, for the benefit of the signatories below and Company, as an express third party beneficiary of this Agreement, the parties hereby agree as follows:

1.                                       That all full or partial Trademark-bearing components or accessory items, including but not limited to, wheeled footwear, insoles, midsoles, outsoles, linings or inserts; inflation, rebound or other devices; thread, closures, snaps, zippers, piping, studs, rivets, fasteners, and laces; boxes, packaging, materials, tags and labels; computer chips, data storage devices, PROMS, cams, Gross tapes and Jacquard tapes; and any other materials in any way featuring, storing or bearing the Trademarks of Company or incorporating patent rights of the Company (hereinafter collectively the “Products”) are the property of Company, and that the misappropriation of such items is theft and may be prosecuted.

2.                                       That said Products items have a substantially greater value in the marketplace than like items not bearing such Trademarks and/or incorporating patent rights of the Company.

3.                                       That the above mentioned Trademarks have substantial goodwill and have come to represent and connote quality goods and their authenticity.

4.                                       That diversion, loss, misappropriation or theft of any Products items or any other items in any way featuring or bearing the Trademarks by anyone will have a substantial negative impact on the Company if such items subsequently become incorporated into counterfeit or infringing goods or are otherwise used in a manner that has not been expressly authorized by Company.

5.                                       That in order to protect the value of the above Trademarks and patent rights of the Company, and in consideration of the selection of Subcontractor to perform labor and work for TGB, Subcontractor will maintain a strict accounting for, and inventory of, all items of Products.  Further, and in consideration of the selection of Subcontractor to perform labor and work for TGB on behalf of Company, Subcontractor hereby assigns its complete right, title, and interest to Company in all intellectual property rights, including inventions, improvements and patent rights, conceived or developed by Subcontractor and its agents and employees that are related to or based in any manner on (i) the Products or other items being made for Company or TGB on behalf of Company, or (ii) the confidential information of Company.  Nothing herein shall be construed as an implied license from Company or TGB to Subcontractor in connection with any of Company’s intellectual property rights, including, for example, the Trademarks, patent rights, inventions,

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or confidential information embodied in the Products or items made on behalf of Company, and including rights in the intellectual property assigned from Subcontractor to Company as provided in this paragraph.

6.                                       Subcontractor agrees to supply the Products which are the subject of this Agreement only to Company or its designee.  Subcontractor further agrees to supply Company periodically and upon request with an accounting of the quantity of Products ordered by TGB, work in process or those units that have been shipped.

7.                                       Subcontractor shall not be permitted to dispose of any Products or items bearing the Trademarks or incorporating features covered by patent rights of the Company, whether such items are first quality, defective or scrap, and whether such items were within quantities ordered or are excess or overruns, and Subcontractor agrees to return each and every such item, as directed, to Company or its designee.  Subcontractor acknowledges its duties of strict accountability for all items bearing or featuring the Trademarks or patent rights of Company.

8.                                       Failure of the Subcontractor to furnish a strict accounting and inventory of Products to Company or TGB that is acceptable to Company, will result in Subcontractor’s liability to Company and TGB for damages, as well as potential criminal liability.

9.                                       Subcontractor agrees to be subject to inspection by representatives of Company or TGB.  Subcontractor further agrees that, with respect to Quality Control and intellectual property, it shall be bound by the same provisions as those that bind TGB in the Sourcing Agreement with Company.

10.                                 Subcontractor agrees to allow access to its premises and physical inventory of all Products, Trademark-bearing goods, or other goods incorporating full or partial patent features of Company at any reasonable time by Company, TGB or the agents or designees of such parties.

11.                                 The parties hereto acknowledge that Subcontractor may have need for computer chips, PROMs, cams, Jacquard tapes, Gross tapes, dies, molds, or other materials to accurately reproduce the Trademarks.  Subcontractor acknowledges that said items are the property of Company, and that, immediately on demand or upon termination of any contractual relationship, it shall immediately deliver said items, together with any other full or partial Products, to Company.  Subcontractor further acknowledges its liability for any unauthorized reproduction of the Trademarks and, in addition to any actual damages for violation of this Agreement, Subcontractor agrees to pay reasonable attorneys fees and costs necessary to enforce this Agreement with or without litigation.

12.                                 In the event that, prior to the execution of this Agreement, Subcontractor possessed any above mentioned Trademarked items, said items shall be subject to this Agreement.  This Agreement shall cover all Trademarked items in the possession of the Subcontractor as of the date hereof and hereafter.

13.                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas United States of America (regardless of any jurisdiction’s choice of law principles).  The failure of any party to enforce any term or provision hereof shall not be construed as a waiver of such term or provision and shall in no way affect the right of such party thereafter to enforce such term or provision or any other term or provision hereof.   This Agreement contains the entire understanding of the parties and supersedes all prior written and oral agreements, understandings or commitments made by the parties with respect to the specific subject matter hereof.  If any provision of this Agreement shall be found void or unenforceable under the laws of any jurisdiction, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement or the interpretation of this Agreement under the laws of any other jurisdiction.   This Agreement may be amended only in a writing signed by all parties and by Company.

14.                                 Subcontractor acknowledges that its breach of any of the provisions contained in this Agreement would cause irreparable injury to Company and/or TGB, that damages as a matter of law would be inadequate to

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remedy such injury, and that Company and/or TGB, in addition to any other remedies available, shall be entitled to seek and obtain injunctive relief.

[SIGNATURE PAGE FOLLOWS]

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TGB	SUBCONTRACTOR

By:	By:

Title:	Title:

Dated:	Dated:

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EXHIBIT 3

WORKPLACE CODE OF CONDUCT

Heelys, Inc., including its affiliates (collectively “HEELYS”) is committed to ensuring that working conditions in HEELYS’ supply chain are safe, that workers are treated with respect and dignity, and that manufacturing processes are environmentally responsible.  HEELYS’ suppliers are obligated, in all of their activities, to operate in full compliance with the laws, rules and regulations of the countries in which they operate.  This Supplier Code of Conduct goes further, drawing upon internationally recognized standards, in order to advance social and environmental responsibility.  HEELYS requires that its first tier suppliers implement this Code using the management systems described below.

1.              Compliance with Laws, Regulations, and Published Standards.  HEELYS’ Suppliers must comply with all applicable laws, codes, or regulations of the countries, states, and localities in which they operate.  This includes, but is not limited to, laws and regulations relating to environmental, occupational health and safety, and labor practices.

2.               Environmental Practices.  HEELYS suppliers shall comply with all environmental laws and regulations applicable to their operations worldwide.  Such compliance shall include, among other things, the following items:

a.                                       Obtaining and maintaining environmental permits and timely filing of required reports.

b.                                      Proper handling and disposition of hazardous materials.

c.                                       Monitoring, controlling, and treating discharges generated from operations.

3.              Occupational Health and Safety Practices.  HEELYS suppliers shall provide their employees with a safe and healthy working environment in order to prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of the supplier.  Suppliers shall, among other things, provide

a.                                       Occupational health and safety training;

b.                                      A system for injury and illness reporting;

c.                                       Medical treatment and/or compensation to injured/ill workers arising as a result of

d.                                      Machine safeguarding and other protective measures to prevent injuries/illnesses to workers;

e.                                       Clean and safe facilities.

4.              Labor Practices.  HEELYS expects its suppliers to adopt sound labor practices and treat their workers fairly in accordance with local laws and regulations.  In addition, suppliers must comply with the following standards:

a.                                       Freely Chosen Employment.  There shall not be any use of forced labor, whether in the form of prison labor, indentured labor, bonded labor, or otherwise.  There shall be no penalties or fines for declining overtime. Workers shall not be locked inside of factory premises for any reason. Workers must not be required to hand over any government-issued identification, passports, or work permits as a condition of employment.

b.                                      No Child Labor.  Suppliers may not use child labor at any stage of manufacturing.  Workers must be at least the minimum age for employment in that country or the age for completing compulsory education in that country, whichever is higher.  In no event may a worker be less than 15 years old (except as permitted by ILO Minimum Age Convention No. 138). Workers under 18 years of age may not perform work likely to jeopardize the health, safety or morals of young persons, consistent with ILO Minimum Age Convention No 138. This Code does not prohibit participation in legitimate workplace apprenticeship programs that are consistent with Article 6 of ILO Minimum Age Convention No 138.

c.                                       Minimum Wages. Suppliers shall pay workers for all work completed and shall pay at least the minimum wage required by law of the prevailing industry wage, consistent with the local area statistics, whichever is higher, and shall provide legally mandated benefits. There shall be no deductions of wages for disciplinary purposes. The suppliers shall not engage in false apprenticeship practices that are used to avoid payment of compensation.

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d.                                      Working Hours.  As part of normal business operations including those countries where domestic law does not limit work hours, suppliers shall not require an excess of a 60-hour workweek on a regularly scheduled basis. Workers shall be entitled to one full day off out of each seven-day week. Workers shall not be asked or required to take work home or off premises. All hours worked must be documented in writing and made available to HEELYS’ staff, upon request.

e.                                       No Harsh, Inhumane Treatment or Abuse.  Suppliers shall treat each employee with dignity and respect.  Suppliers must be committed to a workplace free of harassment. Suppliers may not threaten workers with or subject them to harsh or inhumane treatment, including sexual harassment, sexual abuse, corporal punishment, mental coercion, physical coercion, or verbal abuse.

f.                                         No Discrimination.  Suppliers may not discriminate against any worker based on race, color, age, gender, sexual orientation, ethnicity, disability, religion, political affiliation, union membership, or marital status in hiring and employment practices such as promotions, rewards, access to training, job assignments, wages, benefits, discipline, termination and retirement.  Suppliers may not require a pregnancy test except where required by applicable laws or regulations.

g.                                      Freedom of Association.  Suppliers shall recognize and respect the right of its workers to organize in labor unions in accordance with local labor laws and established practices.

h.                                      Overtime.  Exceptional business circumstances requiring a workweek in excess of the local official workweek (or a 48-hour workweek, whichever is lower) shall be subject to the laws regarding the payment of overtime in addition to compensation for regular hours of work.  In countries where there is no legal standard regarding overtime premiums, industry standards shall be the model.  In no event shall this be at a rate less than the regular hourly rate. Factories shall carry out operations in ways that limit overtime to a level that complies with national labor laws and ensures productive and humane working conditions.

5.              Compliance.  In the event of any non-compliance with the Code of Conduct, HEELYS may terminate or refuse to renew our supply agreement.

ACKNOWLEDGEMENT

By signing below, I, [name of person] the [title], of [name of company], do hereby agree and acknowledge that [name of company] has received and reviewed the attached Heelys, Inc., Supplier Code of Conduct and agrees to be bound by and subject to the terms and conditions thereof.

BY:

ITS:

DATED:

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EXHIBIT 4

TRADEMARKS

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